Exhibit 10.11

November 24, 2003

Raj Vaswani

[address]

Offer Letter

Dear Raj:

On behalf of Silver Spring Networks, Inc. (the “Company”), I am pleased to offer you the position of Vice President of Product Development of the Company.

The terms of your new position with the Company are as set forth below.

1. Position.

a. You will become the Vice President of Product Development of the Company, working out of the Company’s headquarters in San Mateo, California. As Vice President of Product Development, you will report to the Company’s Chief Technology Officer and have overall charge of and responsibility for all product management and product development of the Company.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations of the Vice President of Product Development which are required of and from you pursuant to the terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote substantially all of your business time and attention (excluding any periods of vacation and medical or sick leave) to the business of the Company. During your employment, except as provided below with respect to presentation, lecture and speaking fees and other similar honoraria and fees, the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice, and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors. You will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking, lecture or presentation engagements in exchange for honoraria or from teaching or serving on boards of educational, civic or charitable organizations or committees, or from managing your own or family investments, or owning no more than five percent (5%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company as soon as possible, and such date will be referred to as your “Start Date”.

2755 Campus Drive, Suite 205, San Mateo, California 94403

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

4. Compensation.

a. Base Salary. You will be paid a cash salary of $16,666.66 per month (subject to applicable tax withholding), which is equivalent to $200,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company). The Board or its Compensation Committee at the end of each calendar year shall review your salary for possible increases, but not decreases, during the term of your employment.

b. Incentive Bonus. Subject to your continuing to be employed by the Company on each applicable payment date, you will be eligible to receive an annual incentive bonus (the “Incentive Bonus”) of up to $50,000 (subject to applicable tax withholding), based on achievement of Management Business Objectives (“MBO”) related to your performance, which MBOs shall be mutually defined within one month after your Start Date by you and the Company’s Compensation Committee. The Company’s Incentive Bonus plan is paid quarterly, in arrears, in four equal installments based upon the Compensation Committee’s sole discretion. During the first year of your employment, the Incentive Bonus will be prorated from your Start Date.

5. Equity Interest. Prior to December 31, 2003, at your sole discretion, we will grant you either a five percent (5%) equity grant of the Company’s Common Stock or an option to purchase five percent (5%) of the Company’s Common Stock, the actual share number to be determined following the Company’s Series A Preferred Stock financing (the “Option”), with a share price/exercise price equal to the fair market value of the Common Stock on the date of grant. The Option will vest and become exercisable on such dates, as to 25% of the Shares on the first anniversary of your Start Date and as to l/48th of the Shares on the first of each month thereafter, so that the Option will be fully vested as of the fourth anniversary of your Start Date and, except as provided herein, the Option will be subject to the terms of the Company’s standard stock option plan. Vesting will, of course, depend on your continued employment with the Company. To the extent that (i) the grant of the Option is not exempt from registration under federal securities laws pursuant to Rule 701 of the Securities Act of 1933, as amended, (ii) you are not otherwise able to sell vested shares following the Company’s initial public offering as a result of any holding periods imposed on such shares by applicable securities laws, and (iii) the Company is able to do so in compliance with applicable securities laws, rules and regulations then in effect, then the Company will undertake following its initial public offering to register your shares for resale on Form S-8. The Option will be exercisable at any time during its term, including as to shares which have not yet vested, provided that if you exercise unvested shares you will enter into a Restricted Stock Purchase Agreement with Company which gives the Company a right to repurchase at your original share price/exercise price any unvested shares held by you in the event your relationship with the Company terminates for any reason.

2755 Campus Drive, Suite 205, San Mateo, California 94403

6. Benefits.

a. Employee Benefits. The Company will make best efforts to permit you and your eligible family members to participate in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans or fringe benefit plans or perquisites which are generally available to the most senior executives of the Company and which may become effective from time to time during your employment with the Company.

b. Indemnification. The Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company’s standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law. You shall be covered by all directors and officers insurance policies in place during the term of your employment.

c. Vacation. You will be entitled to two and one/half (2 1/2) weeks paid vacation per year, pro-rated for the remainder of this calendar year. To the extent that the Company regularly allows a longer period for its most senior executive officers, you shall be entitled to the longer period.

7. Termination of Employment and Severance Benefits.

a. Termination of Employment. Your employment and this Agreement may be terminated upon the occurrence of any of the following events:

(i) The Company’s determination in good faith that it is terminating your employment for Cause (as defined in Section 8(a) below) (“Termination for Cause”);

(ii) The Company’s determination that it is terminating your employment without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii) Other than a Constructive Termination (as defined in Section 8(b) below), the effective date of a notice given to the Company by you specifying that you are electing to terminate your employment with the Company (“Voluntary Termination”);

(iv) A Constructive Termination (as defined in Section 8(b) below) has occurred; or

(v) As a result of your death or Disability (as defined in Section 8(c) below).

b. Severance Benefits. You will be entitled to receive severance benefits upon termination of your employment with the Company only as set forth in this Section 7(b):

(i) Voluntary Termination. If your employment terminates by Voluntary Termination, you will not be entitled to receive payment of any severance benefits, except for any severance benefits payable in accordance with the Company’s established policies then in effect. You will receive payment(s) for all salary and unpaid vacation accrued as of the date of termination of your employment and your benefits will be continued under the Company’s then existing benefit plans and policies in

2755 Campus Drive, Suite 205, San Mateo, California 94403

accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(ii) Involuntary Termination. If your employment is terminated under Section 7(a)(ii) or 7(a)(iv) above (an “Involuntary Termination”), and provided that at the time of such Involuntary Termination you sign and do not revoke the Company’s standard release form releasing the Company from claims relating to your employment relationship and termination thereof, you will be entitled to receive payment of severance benefits only as set forth in this Section 7(b)(ii):

(a) Salary Continuance. You will be entitled to receive an amount equal to six (6) months of your regular base salary as of the time of termination (but in no event less than $100,000), subject to any applicable tax withholding. Payment of this amount will be made in one lump sum payment on the later of (I) the effective date of the release of claims, or (II) the date of termination.

(b) Acceleration of Vesting. Notwithstanding Section 5 above, (A) in the event of your Involuntary Termination, the vesting applicable to the Option shall accelerate (or the Company’s repurchase right with respect to such shares underlying the Option shall lapse) as to 12/48th of the shares that are unvested at the time your employment terminates, or the remainder of the unvested shares should there not be 12/48th of unvested shares at the time your employment terminates, such acceleration effective immediately prior to such termination, or (B) in the event your Involuntary Termination occurs within twelve (12) months from the date of a Change of Control (as defined below) transaction, then the vesting applicable to the Option shall accelerate (or the Company’s repurchase right with respect to such shares underlying the Option shall lapse) as to 50% of the shares that are unvested at the time your employment terminates, such acceleration effective immediately prior to such termination.

(c) Other Benefits. The Company will reimburse you for your expenses in continuing medical insurance benefits for you and your family (meaning medical, dental, optical, and mental health, but not life insurance) under the Company’s benefit plans (or otherwise in obtaining coverage substantially comparable to the coverage provided to you prior to the termination) over the six-month period beginning on the date your employment terminates.

(iii) Termination for Cause. If your employment is terminated for Cause, then you will not be entitled to receive payment of any severance benefits. You will receive payment(s) for all salary and unpaid vacation accrued as of the date of your termination of employment and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(iv) Termination by Reason of Death or Disability. If your employment is terminated as a result of your death or Disability (as defined in Section 8(c) below), you or your estate or representative will receive all salary and unpaid vacation accrued as of the date of your death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, if your employment terminates under this Section 7(b)(iv) during a year in which you are eligible to receive a target bonus, including the Incentive Bonus, you or your estate will be entitled to receive payment of such target bonus (as though all annual performance goals had been met in full), with the amount pro-rated through the date of termination, payable within two weeks of such date.

2755 Campus Drive, Suite 205, San Mateo, California 94403

8. Definitions.

a. Cause. For the purposes of this Agreement, “Cause” for termination of your employment will exist if you are terminated for any of the following reasons: (i) your willful failure substantially to perform your duties and responsibilities to the Company; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that results in material injury to the Company; (iii) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Board and shall be final and binding on you. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time as provided in Section 12 below.

b. Constructive Termination. For the purposes of this Agreement, “Constructive Termination” means the termination of your employment by you within sixty (60) days following (A) a material reduction in your job responsibilities, provided that following a Change of Control neither mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material reduction in job responsibilities; (B) without your prior written approval, the Company requires you to relocate to a facility or location more than 50 miles from the location from which you were working for the Company immediately before the required change of location; or (C) a reduction of more than ten (10%) percent of your total compensation package (other than as part of an across-the-board, proportional reduction applicable to all other executive officers).

c. Disability. For purposes of this Agreement, “Disability” means that you have been unable (for at least 150 consecutive calendar days or for 200 days during any consecutive 12-month period) to perform your duties under this Agreement as the result of your incapacity due to physical or mental illness, and such inability is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to you or your legal representative (which agreement you or your representative will not unreasonably withhold).

d. Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

2755 Campus Drive, Suite 205, San Mateo, California 94403

9. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

10. No Conflicts. You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party.

11. At-Will Employment. Notwithstanding anything to the contrary in this letter agreement, your employment with the Company is for an indefinite term and will at all times be on an “at will” basis, meaning that, subject to applicable legal requirements, either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

12. Legal Representation. You acknowledge that the Company has recommended that you retain outside legal counsel in connection with the negotiation of this Agreement and that the Company’s counsel is representing only the Company in connection with this letter and negotiations relating to your employment. The Company agrees to reimburse you for reasonable legal expenses, not to exceed $5,000, incurred in connection with the negotiation and preparation of this letter agreement.

13. Arbitration. In the event that any disputes or claims arise relating to your employment relationship with the Company, including this letter agreement, you agree to submit such disputes or claims to arbitration in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. You and the Company shall share equally in the cost of the arbitration to the extent permitted by law. Each party shall bear its own attorney fees, unless otherwise determined by the arbitrator. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 14 shall not apply to any dispute or claim relating to the Confidentiality Agreement.

2755 Campus Drive, Suite 205, San Mateo, California 94403

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

Silver Spring Networks, Inc.

/s/ Adam Grosser
Adam Grosser Director

/s/ Warren Weiss
Warren Weiss
Director

ACCEPTED AND AGREED: Raj Vaswani

/s/ Raj Vaswani
Signature

11/24/03
Date

2755 Campus Drive, Suite 205, San Mateo, California 94403